EXHIBIT 10.1

SUBLEASE

THIS SUBLEASE (this “Sublease”) is made and entered as of July 11, 2008 (the “Commencement Date”), by and between LION, INC., a Washington corporation (“Sublessor”), and BEANSTALK NETWORKS ACQUISITION LLC, a Florida limited liability company (“Sublessee”).

RECITALS

A.        Sublessor leases from Clark, Banks & Peacock, dba Pacific Alpine, a Washington general partnership (“Lessor”), certain premises consisting of the entire building (approximately 8,376 square feet) located at 2801 Hollycroft Street, Gig Harbor, WA 98335 (the “Building” or “Premises”), under that certain Lease Agreement dated as of April 1, 2004  (the “Master Lease”).  A copy of the Master Lease is attached hereto as Exhibit A.  Capitalized terms used and not defined in this Sublease shall have the respective meanings set forth in the Master Lease.

B.        Sublessor and Sublessee have entered into that certain Asset Purchase Agreement dated as of May 12, 2008 (the “APA”) under which Sublessee is purchasing substantially all of Sublessor’s assets and assuming certain of Sublessor’s liabilities as more fully set forth therein.

C.        Pursuant to the APA, Sublessor has agreed to sublease the portion of the Premises described below to Sublessee on the terms and conditions hereinafter set forth.

D.        It is the parties’ intent that the Commencement Date shall be the same day as the “Closing” of the transactions contemplated by the APA (“Closing”).

AGREEMENT

NOW, THEREFORE, in consideration of the rents, covenants, agreements, stipulations, and provisions contained herein to be paid, kept and performed and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

1.  DESCRIPTION OF SUBLEASE PREMISES

   1.1  Premises and Sublease Premises.  The portion of the Premises hereby sublet (the “Sublease Premises”) is comprised of an undifferentiated and commingled fifty percent (50%) portion of the Premises demised under the Master Lease.  Accordingly, as the Premises consists of approximately 8,376 rentable square feet, the Sublease Premises shall consist of approximately 4,188 rentable square feet.

   1.2  Sublease of the Sublease Premises, and Acceptance of the Sublease Premises.  Sublessor subleases the Sublease Premises to Sublessee, and Sublessee subleases the Sublease Premises from Sublessor, as of the Commencement Date, on terms and conditions of this Sublease.    Sublessee agrees to accept the Sublease Premises in its present “AS IS” condition on the Commencement Date.  Sublessor makes no representations as to the condition of the Sublease Premises, the Premises or the Building, or the condition of any existing tenant improvements.

   1.3  Surrender of Sublease Premises.  Sublessee shall, at the end of the Term, or upon sooner termination of this Sublease, promptly surrender the Sublease Premises in good order and condition and in conformity with the applicable provisions of this Sublease and the Master Lease, excepting only reasonable wear and tear.

2.  MASTER LEASE

   2.1  Assumption by Sublessee.  Sublessee acknowledges to Sublessor that it has received and reviewed the Master Lease.  Sublessee expressly assumes all of the responsibilities and obligations of Sublessor under the Master Lease as it pertains to the Sublease Premises and any available common area except for the obligation to pay rent to the Lessor.

   2.2  Master Lease Controlling.  Except for Sublessor’s liability for its own misconduct, breach or default (all of which are excluded from Sublessee’s rights and obligations under this Sublease), all of the terms and conditions contained in the Master Lease are incorporated herein by this reference as terms and conditions of this Sublease and, along with all of the provisions of this Sublease, shall be the complete terms and conditions of this Sublease.  Sublessee agrees to perform, observe and be bound by all of the promises, obligations, acknowledgments, terms and conditions of, by or applicable to Sublessor under the Master Lease as the same relate to the Sublease Premises, except as may otherwise be provided herein.  For purposes of Sublessee’s obligations under the preceding sentence, each reference to "Tenant” in the Master Lease shall mean Sublessee, each reference to “Landlord" in the Master Lease shall mean Sublessor, and (unless context indicates otherwise) each reference to “Premises” in the Master Lease shall mean the Sublease Premises.  As between Sublessor and Sublessee, the terms of this Sublease shall control over any conflicting terms of the Master Lease.

3.  TERM

3.1       Term.  The term of this Sublease (the “Term”) shall be on a month-to-month basis from the Commencement Date to no later than March 31, 2009, with the first month of the Term comprising a partial month if the Commencement Date falls on a date other than the first day of a calendar month.  Sublessee shall have no option to extend the Term, notwithstanding Sublessor’s rights under Paragraph 23 of the Master Lease.  Sublessee shall provide Sublessor with twenty (20) days’ advance written notice of its intent to terminate this Sublease and vacate the Sublease Premises at any point during the Term.

3.2       Holdover.  In the event that Sublessee remains in possession of the Sublease Premises beyond the expiration date of the Term (or the date this Sublease otherwise terminates) without the prior written consent of Sublessor and Lessor, it is the intention of the parties and it is hereby agreed that a tenancy at sufferance shall arise at a monthly rent equal to 150% of the Rent due under this Sublease.  Sublessee shall indemnify and hold harmless Sublessor from and against any and all liability, claims, demands, expenses, damages and judgments incurred by Sublessor as a result of Sublessee wrongfully retaining possession.

4.  RENT

Sublessee covenants and agrees to pay to Sublessor, in advance and without deduction or set off, monthly rent during the Term in the amount of Five Thousand, Eight Hundred Twenty-three and 63/100s Dollars ($5,823.63) (the "Base Rent").  Base Rent for the first month or partial month, as the case may be, of the Term  shall be paid to Sublessor in advance on or before the Commencement Date, with any partial month prorated based on the number of days in such period as compared to the actual number of days in the month.   Thereafter, Base Rent shall be payable in advance on or before the first day of each month during the Term.

5.  TAXES AND OPERATING EXPENSES

In addition to the Base Rent payable hereunder, Sublessee shall pay or reimburse Sublessor for fifty percent (50%) of all operating costs and expenses allocated to the Tenant under the Master Lease that are incurred or attributable during Sublessee's tenancy and/or possession.  Such reimbursements shall be made within five (5) days after Sublessor gives Sublessee a copy of the related demand from Lessor, or any invoice from a third-party utility or service provider.

6.  PLACE AND NOTICE OF RENT PAYMENT

All Base Rent and any additional rent and other amounts due and payable to Sublessor hereunder (collectively, “Rent”) shall be paid to Sublessor at its address for notices stated in this Sublease or to such other address as Sublessor specifies to Sublessee in writing for such purpose from time to time.  If any Rent is not paid when due, Sublessee shall pay to Sublessor all late charges to the extent the same would be payable for comparable delinquencies under the Master Lease.

7.  USE

   7.1  Sublessee’s Use.  The Sublease Premises shall be used for Sublessee’s general office use, and for no other use whatsoever.  In occupying and using the Sublease Premises, Sublessee shall comply with all requirements under the Master Lease that pertain to the Sublease Premises and all applicable laws and regulations.  Sublessee acknowledges that neither Lessor nor Sublessor nor any agent acting on their behalf has made any representation or warranty with respect to the suitability of the Sublease Premises for the conduct of Sublessee’s business.

   7.2  Parties’ Mutual Right of Entry.  Because the parties’ operations and use of the Building, Premises and Sublease Premises will by agreement be undifferentiated and commingled, each shall have access to the others’ work areas as reasonably necessary to conduct their own businesses and to work together, and both agree to act in good faith and with reasonable discretion when in the other’s work areas.  Sublessor shall at all times and upon reasonable notice have the right to show any part of the Building to other prospective subtenants.  In the case of any emergency, either party may engage in appropriate remedial action as needed throughout the Building.

   7.3  Signage.  Sublessee shall place no signage in or about the Building, nor remove or alter any existing signage of Sublessor or Lessor.

   7.4  Utilities and Services.  From and after the Commencement Date, Sublessor shall maintain all utilities and services serving the Premises and Sublease Premises in its name.  Sublessor shall control, maintain and make available to Sublessee all such utilities and services, and Sublessee shall reimburse Sublessor for fifty percent (50%) of all costs and expenses associated therewith.  Such reimbursements shall be made within five (5) days after Sublessor gives Sublessee a copy of the related demand from Lessor, or any invoice from a third-party utility or service provider.

8.  ALTERATIONS AND MODIFICATIONS

Sublessee shall make no alterations, additions or improvements in, on or about the Sublease Premises, the Premises or the Building without Sublessor's and Lessor's prior written consent, which may be withheld in the sole discretion of either.  Any permitted alterations, additions or improvements by Sublessee shall be made strictly in accordance with the Master Lease, in accordance with all applicable statutes and ordinances, free of material defects, and on a lien-free basis and at Sublessee's sole expense.  Sublessee shall require every contractor it retains to effect any alterations, additions, or improvements in or about the Sublease Premises to obtain and keep in full force and effect liability insurance with at least $1,000,000 coverage, and which names Lessor and Sublessor as additional named insureds against losses, damages and expenses relating to any property damage or personal injury (including death) caused by such contractor or any of its subcontractors, agents or employees.    At the end of the Term or upon sooner termination of this Sublease, and in accordance with Paragraph 8 of the Master Lease, Sublessee shall not remove any alterations, additions or improvements that Sublessee has made to the Sublease Premises, and the same shall become the property of Lessor without any obligation of either Lessor or Sublessor to pay for the same.  Furthermore, if Lessor  requires Sublessor to remove or restore any alterations, additions or improvements made to the Sublease Premises by Sublessee during the Term of this Sublease, Sublessee shall undertake and pay for such actions.

9.  INSURANCE AND INDEMNITY

Sublessee shall obtain and keep in full force and effect the insurance required of the Sublessor under the Master Lease and shall name Lessor and Sublessor as additional insureds.  Concurrent with the mutual execution of this Sublease, Sublessee shall furnish to Lessor and Sublessor a certificate or certificates of insurance confirming that the required insurance is in full force and effect with all premiums paid current.

10.  PERSONAL PROPERTY

Sublessee agrees to assume full risk and responsibility for its personal property located at the Sublease Premises, the Premises and the Building, and releases and shall hold Sublessor and Lessor harmless for damage to Sublessee’s personal property sustained by fire, theft or other casualty loss except to the extent caused by the gross negligence or willful misconduct of Sublessor or Lessor or any of their employees.  Sublessee shall be solely responsible for insuring its own property in the Sublease Premises.  Sublessor shall not be responsible for loss or damage to the personal property of Sublessee, its sublessees, employees, customers or invitees, in the absence of the negligent act or willful misconduct of Sublessor, its agents, servants or employees.

11.  MUTUAL WAIVER OF SUBROGATION

Whether loss or damage is due to the negligence of Lessor, Sublessor or Sublessee, or their agents or employees, or any other cause, Sublessor and Sublessee do each hereby mutually release and relieve Lessor and the other, their agents or employees, from responsibility for, and waive their entire claim of recovery for:  (i) any loss or damage to the real or personal property of either party located anywhere in the Sublease Premises, including the improvements of the Sublease Premises, arising out of or incident to the occurrence of any of the perils which under the Master Lease or this Sublease are covered, or are required to be covered, by the parties’ respective property and related insurance policies; and (ii) any loss resulting from business interruption at the Sublease Premises or loss of rental income from the improvements of the Sublease Premises, arising out of or incident to the occurrence of any of the perils covered by any business interruption insurance policy, or by any loss of rental income insurance policy, which may be held by Lessor, Sublessor or Sublessee.  Each party shall cause its insurance carriers to consent to the foregoing waiver of rights of subrogation against the other parties.  The releases and waivers contained in this Section shall be inapplicable if said releases and waivers have the effect, but only to the extent said releases and waivers would have the effect, of invalidating any insurance coverage of the parties hereto.

12.  INDEMNITY

Each party shall indemnify, hold harmless and defend the other party from all third-party claims (including any court costs, damages, liabilities, and reasonable and necessary attorney fees incurred by the indemnified party) based upon the indemnifying party’s default under this Sublease or the Master Lease, or as the result of any act or failure to act by the indemnifying party, its agents, employees, customers, invitees, licensees, successors, heirs or assigns with regard to the Sublease Premises as provided in this Sublease or the Master Lease as incorporated herein.  Each party also agrees to indemnify, defend and hold harmless the other party from all claims, costs, damages, liabilities and loss incurred by the other party as a result of the indemnifying party’s use of toxic or hazardous materials, pollutants, contaminants or hazardous wastes on or about the Sublease Premises.

13.  CONDEMNATION, DESTRUCTION OR DAMAGE TO THE PREMISES OR THE SUBLEASE PREMISES THEREIN

In the event the Premises or any part thereof (other than the Sublease Premises) are, at any time prior to or during the Term of this Sublease, condemned, damaged by fire or other casualty, this Sublease shall remain in full force and effect unless and until the Master Lease is canceled by Lessor or Sublessor.  If either the Master Lease is canceled for such cause or the Sublease Premises is rendered untenantable, Sublessee’s obligations hereunder shall abate as of the effective date thereof.  Otherwise, such obligations shall abate only to the actual monetary extent and for the duration that Sublessor’s obligations for the Premises are reduced in accordance with the terms of the Master Lease.  Untenantability shall be determined by reference to the reasonable usability of the Sublease Premises for the permitted use of the Sublease and not to the extent of actual physical damage.  If the damage or condemnation to any part of the Premises other than the Sublease Premises does not result in the cancellation of the Master Lease, Sublessee shall have no termination right under this Section and Sublessee shall not have the right to compel Sublessor to continue or cancel the Master Lease.

14.  SUBLEASING OR ASSIGNMENT

          Sublessee shall have no right to transfer or assign this sublease or further sublease the Sublease Premises absent the prior written consent of Sublessor and Master Lessor.

15.  SUBLESSEE’S DEFAULT

The occurrence of any one or more of the following events shall constitute an event of default under this Sublease by Sublessee:

  15.1  Monetary.  The failure by Sublessee to make any payment of Rent or any other payment required to be made by it hereunder on the date due where such failure shall continue for a period of ten  (10) days after written notice of default from Sublessor to Sublessee.

  15.2  Performance.  The failure by Sublessee to observe or perform any of the covenants, conditions or provisions of this Sublease other than as described in the immediately preceding Section and/or the failure by Sublessee to observe or perform any of the covenants, conditions or provisions of the Master Lease to which Sublessee has agreed to be bound pursuant to the terms of this Sublease, where such failure shall continue for a period of fifteen (15) days after written notice thereof from Sublessor to Sublessee and such additional time, if any, as is reasonably necessary to cure such default if such default is of such a nature that it cannot reasonably be cured within fifteen (15) days, provided that Sublessee commences such cure within that period and diligently prosecutes it to completion in good faith and with due diligence and provided that such cure is completed within sixty (60) days from the date of such notice from Sublessor.

  15.3  Financial Condition.  The making by Sublessee of any general arrangement or assignment for the benefit of creditors; Sublessee becomes a “debtor” as defined in 11 U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against Sublessee, the same be dismissed within thirty (30) days); the appointment of a trustee or receiver to take possession of all or substantially all of Sublessee’s assets or of Sublessee’s interest in this Sublease, where possession is not restored to Sublessee within thirty (30) days; or the attachment, execution or other judicial seizure of all or substantially all of Sublessee’s assets or of Sublessee’s interest in this Sublease, where such seizure is not discharged within thirty (30) days.

  15.4  Abandonment.  The abandonment of the Sublease Premises if Sublessee fails to timely pay Rent by the date it is due.

16.  REMEDIES

          In the event of any default under or breach of this Sublease by Sublessee, Sublessor shall have all of the remedies provided for Lessor under the Master Lease in the event of a default by Sublessor thereunder and the same are fully incorporated herein by this reference, with Sublessor being the Lessor, Sublessee the Tenant, and this Sublease the Master Lease, as such terms are therein employed.  No act by Sublessor other than giving written notice to Sublessee shall terminate this Sublease.  No remedy or election hereunder shall be deemed exclusive, but shall, whenever possible, be cumulative with all other remedies at law or in equity.

17.  NOTICES

  17.1  Under Sublease.  All notices given under this Sublease shall be in writing and delivered to all the parties either in person, by facsimile transmission, or by registered or certified mail with postage prepaid.  Notices delivered in person or by facsimile transmission shall be deemed effective upon confirmed delivery, and all mailed notices shall be deemed received two (2) days after the postmark affixed on the envelope by the United States Post Office.  All notices shall be delivered to the parties at the following addresses, or at such other address as a party may from time to time designate in writing:

To Sublessor:	Lion, Inc.
2801 Hollycroft Street
Gig Harbor, Washington 98335
Attn: Steve Thomson

Fax No.: 253-858-8956

To Sublessee:	Beanstalk Networks Acquisition LLC
314 Clematis Street, Suite 200
West Palm Beach, Florida 33401
Attn: James P. Kelly

Fax No.: 561- 650-8106

  17.2  Under Master Lease.  Sublessee shall promptly provide Sublessor with a true and complete copy of all notices received from Lessor regarding the Premises, the Master Lease or this Sublease.

18.  MISCELLANEOUS

  18.1  Lessor’s Consent Required.  This Sublease shall have no force or effect and the parties shall have no obligation under this Sublease until the parties have received the attached Lessor’s Consent signed by Lessor or other acknowledgement of Lessor’s written consent to this Sublease in a form reasonably acceptable to Sublessor and Sublessee.

  18.2  Brokers.  Sublessor and Sublessee acknowledge that no broker or agent has been authorized to make any representation with respect to the Sublease Premises or in connection with this Sublease.  Each party to this Sublease shall pay any commission in connection therewith to which it has agreed in any written agreement in effect as of the Commencement Date, and each party shall defend and indemnify the other party hereto from and against any claims for any payment, commission or reimbursement for which such indemnifying party is so responsible.

  18.3  Controlling Law; Venue.  This Sublease will be construed and enforced in accordance with the laws of the State of Washington and the venue of any action to interpret or enforce the provisions of this Sublease shall be laid in the county in which the Premises are located.

  18.4  Authority.  Sublessee and Sublessor, and the persons executing this Sublease on behalf of Sublessee and Sublessor each represent and warrant that the individuals executing this Sublease are duly authorized to execute and deliver this Sublease on behalf of the party for whom they are signing.

  18.5  Further Documents.  Each party agrees to execute and deliver to the other all instruments which may reasonably be required to carry out all terms and provisions of this Sublease.

  18.6  Recording.  Neither this Sublease, nor any memorandum of this Sublease shall be recorded.

  18.7  Estoppel Certificates.  Sublessee agrees to provide all estoppel certificates that may be required of Sublessor upon request of Lessor pursuant to the Master Lease, and to do so within the time frame required by Lessor.

  18.8  Recovery of Costs and Fees.  If either party shall bring any action or arbitration to enforce any of its rights under this Sublease or for any relief against the other party with regard to the matters contained in this Sublease or if either party incurs any legal or professional fees whatsoever (including but not limited to those of appraiser’s accountant’s or any payments to collection agents) to enforce this Sublease with or without litigation or arbitration, all reasonable costs and expenses, including without limitation reasonable attorneys’ and professional fees of the prevailing party, shall be paid by the losing party.

  18.9  Binding Effect.  Subject to the applicable restrictions of this Sublease and the Master Lease, this Sublease shall be binding upon the successors and permitted assigns of Sublessor and Sublessee.

  18.10  Legal Relationship of the Parties.  This Sublease shall not be interpreted or construed as establishing a partnership or joint venture between Sublessor and Sublessee, and neither party shall be liable for the debts or obligations of the other except as expressly agreed to herein.

18.11  Waivers.  No waiver shall arise or result from any act or omission by any party to this Sublease except when made in writing signed by such party.

 18.12  Time of Performance.  Time is of the essence in each provision of this Sublease.

 18.13  Survival.  All representations, warranties and indemnities contained in this Sublease shall survive termination of the Master Lease and the Sublease.

 18.14  Validity.  If a court of competent jurisdiction determines that any portion of this Sublease is invalid or unenforceable, that determination shall not affect the validity or enforceability of the remaining provisions of this Sublease, so long as the primary purpose of this Sublease is not materially impaired.

 18.15  Entire Agreement; Amendments.  This Sublease embodies all of the agreements between the parties with respect to the Sublease Premises, and no oral agreements, prior correspondence or other prior writings shall be held to vary the provisions hereof.  Any subsequent changes or modifications shall become effective only by a written instrument duly executed by Sublessee and Sublessor after the date of this Sublease.

 18.16  Execution in Counterparts.  This Sublease may be executed in two (2) or more counterparts, all of which shall constitute but one and the same Sublease.

IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the Commencement Date.

"Sublessor"	"Sublessee"

LION, INC.,	BEANSTALK NETWORKS
a Washington corporation	ACQUISITION LLC,
a Florida limited liability company

By:______________________________	By:________________________________
Name:___________________________	Name:_____________________________
Its:______________________________	Its:________________________________

LESSOR'S CONSENT

          Clark, Banks & Peacock, dba Pacific Alpine, a Washington general partnership (the "Lessor"), the Lessor under the Master Lease defined in the foregoing Sublease (the "Sublease"), hereby consents to the subletting of a  portion of the Premises under the terms set forth in the Sublease.  However, by this consent, Lessor does not approve or disapprove the Sublease, and neither the execution of this Sublease nor any actions taken pursuant to the provisions thereof shall be deemed or construed to modify the Master Lease.  It is understood that Lion, Inc., remains liable for its obligations under the Master Lease.  This consent shall not be deemed to increase the obligations or liabilities of the Master Lease, nor shall it be deemed as consent to any other or further subletting.

Dated: ____________________, 2008	"Lessor"

CLARK, BANKS & PEACOCK,
a Washington general partnership

By_____________________________
Name:_____________________________
Its: _______________________________

Exhibit A

Master Lease to be Attached